Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned Minister of Finance of the Republic of South Africa (the “Republic”), by his execution hereof, does hereby constitute and appoint Barbara Masekela, Lesetja Kganyago, Phakamani Hadebe and André Pillay and any of them acting individually, as his true and lawful attorney in fact and agent, for him and in his name, place and stead:

(i)
to settle, execute and sign, and to file, any and all amendments, updates, and all related ancillary documentation to the Form 18-K (the “Form 18-K”), as filed with the U.S. Securities Exchange Commission (“the Commission”) on December 19, 2003 and any and all post-effective amendments, with all exhibits thereto, to the Shelf Registration Statement No. 33-85932 and the Upsizing Shelf Registration Statement (File No. 333-115456) and the Third Registration Statement (File No. 333-107393) as amended on August 20, 2003 with respect to the securities of the Republic initially filed by the Republic on November 3, 1994 and February 24, 2000, with the Commission, pursuant to the provisions of the Securities Act 1933, as amended, as well as the updated Form 18K filed with the Commission on December 7, 2006 (for the fiscal year ended March 31, 2006);

(ii)	to settle, execute and sign, and to file, any and all documents, amendments, updates and all related ancillary documentation relating to:

1.	the exchange of the following United States Dollar denominated Notes previously issued by the Republic:

1.1.	9 1/8 % Notes due 2009 (CUSIP No. 836205AE4);

1.2.	7 3/8 % Notes due 2012 (CUSIP No. 836205AG9);

1.3.	6 1/2 % Notes due 2014 (CUSIP No. 836205AJ3); and

1.4.	8 1/2 % Notes due 2017 (CUSIP No. 836205AD6) (the “USD Eligible Notes”)

for newly issued U.S. Dollar-Denominated Notes (the “New Notes”) and a U.S. dollar amount of cash and to buy back the USD Eligible Notes for a U.S. dollar amount of cash, and the determination of acceptance priority levels and maximum repurchase amounts therefor; and

2.	the exchange of the following Euro denominated Notes previously issued by the Republic:

2.1.	7% Notes due 2008; and

2.2.	5 1/4 % Notes due 2013 (the “Euro Eligible Notes”)

and to buy back the Euro Eligible Notes for a U.S. dollar amount of cash, and the determination of prescribed acceptance priority levels and maximum repurchase amounts therefor; and

3.	the issuance of the New Notes contemplated in paragraph 1 above;

(collectively the “Transaction”).

(iii)
to settle, execute and sign any and all offers, contracts, agreements, prospectus supplements, consents, certificates and documents in relation to such Transaction (including, but not limited to, a Prospectus Supplement, Notes, Pricing Agreement, Luxembourg Exchange Agreement, Dealer Manager Agreement with any dealers as may be determined, an Information and Exchange Agent Agreement with any information and exchange agent as may be determined, and any and all documents required to be delivered pursuant to the aforementioned Transaction and/or agreements, in each case and any amendments thereto and with such additions, deletions, amendments or modifications as said attorney-in-fact and agent may deem necessary or advisable, and further, in the case of paragraphs (i) and (ii) above, to do any and all acts and things and execute and sign any and all other documents and instruments in connection therewith as said attorney-in-fact and agent will full power and authority, to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the acts of the said attorney-in-fact and agent which may be lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand.

Date: May 8, 2007	By:	/s/ Trevor A. Manuel

Trevor A. Manuel MP

Minister of Finance of the Republic of South Africa